LIFEVANTAGE ANNOUNCES UNAUDITED FIRST QUARTER FISCAL 2010 FINANCIAL AND OPERATING RESULTS

Conference call scheduled for November 18, 2009 at 1:30pm (Pacific); simultaneous webcast at
www.lifevantage.com

San Diego, CA, November 12, 2009, LifeVantage Corporation (OTCBB: LFVN), the maker of Protandim® and TrueScience™ Anti-Aging Cream, science-based solutions to oxidative stress, announced today unaudited first quarter fiscal 2010 financial and operating results.

The Company recorded net revenue of approximately $1.9 million for the three month period ended September 30, 2009. For the three month period ended September 30, 2008, the Company recorded net revenue of approximately $1.3 million which included recognition of previously deferred retail revenue of approximately $0.5 million. The growth in revenue is due to an increase in sales attributable to the Company’s on-going expansion into the network marketing distribution model.

Total operating expenses for the three months ended September 30, 2009 decreased by approximately 25% from total operating expenses of approximately $6.1 million for the three months ended June 30, 2009. This decline is primarily attributable to reductions of approximately 80% in total legal expenses. For the three months ended September 30, 2009, legal expenses decreased approximately $1.0 million and other operating expenses decreased by approximately $0.5 million compared to the previous quarter. These decreases are directly attributable to the Company’s efforts to reduce expenses and the reduced activity in litigation in which the Company has been a party.

The Company recorded net income for the three months ended September 30, 2009 of approximately $1.1 million, or $0.02 per share. The Company reported a change in its derivative warrant liability of approximately $4.3 million during the three months ended September 30, 2009. As adjusted to exclude the change in fair value of the derivative warrant liability, the Company would have incurred a net loss of approximately $3.1 million. Adjusted net income is a non-GAAP measure, which management believes facilitates a better understanding of the results of the Company’s results of operation. Adjusted net income is reconciled to net income in the table presented later in this press release. During the three months ended September 30, 2008, the Company reported a net loss of approximately $0.1 million, or 0.01 per share.

Conference Call Information

The Company will hold a conference call on Wednesday, November 18th, 2009 at 1:30pm Pacific time (4:30pm Eastern time) to discuss first fiscal quarter 2010 financial and operating results and provide an update on its business. David W. Brown, President & Chief Executive Officer, is scheduled to lead the call and will be joined by Carrie E. Carlander, Chief Financial Officer.

The conference call may be accessed by dialing (888) 525-6276 for domestic callers and entering the pass code 2970246. The webcast will be available live via the Internet by accessing the Investors section of LifeVantage’s website at http://www.lifevantage.com/investor-profile.aspx. Replays of the webcast will be available on LifeVantage’s website for 30 days and a phone replay will be available through November 23rd, 2009 by dialing (888) 203-1112 and entering the pass code 2970246.

About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science-based, nutraceutical company dedicated to helping people reach their health and wellness goals. Founded in 2003 and based in San Diego, CA, LifeVantage develops products, including Protandim®, that are intended to deliver significant health benefits to consumers. For more information, visit www.LifeVantage.com.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Reconciliation of Adjusted Unaudited Net Income for the Quarter Ended September 30, 2009

Net Income/(Loss) Excluding Change in Fair Value of Derivative Warrant Liability	$(3,144,439)
Change in Fair Value of Derivative Warrant Liability	4,294,748

Net Income	$1,150,309

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Investor Relations Contact:
Ioana C. Hone
(858) 312-8000 Ext. 4